                                                                      Exhibit 12

                               EAGLE BULK SHIPPING
                                 UNIVERSAL SHELF

RATIO OF EARNINGS TO FIXED CHARGES WORKSHEET

Period                                     31-DEC-05    30-JUN-06   30-SEP-06
                                          ----------   ----------   ----------
1. Net Income                              6,653,400   20,184,237   29,284,974
2. Fixed Charges (as per below)            7,208,641    4,183,673    7,364,009
3. Amortized Capitalized Interest                 --           --
                                          ----------   ----------   ----------
Total Earnings                            13,862,041   24,367,910   36,648,983
                                          ----------   ----------   ----------
Fixed Charges
1. All Interest                            5,979,864    4,117,448    7,246,518
2a. Amortization of Debt Issuance Costs       98,065       66,225      117,491
2b. Write-Off of Debt Issuance Costs       1,130,712
3. Interest Portion of Rental Expense             --           --
4. Preferred Stock Dividends                      --           --
                                          ----------   ----------   ----------
Total                                      7,208,641    4,183,673    7,364,009
                                          ----------   ----------   ----------
Ratio of earnings to fixed charges               1.9          5.8          5.0